Exhibit 10.53

[DATE]

[NAME]
[ADDRESS]
[ADDRESS]
Re:    Retention Bonus and Equity Award Amendments
Dear [NAME]:
As you know, on September 24, 2013, Applied Materials, Inc. (“Applied” or the “Company”) announced a strategic combination with Tokyo Electron Limited (the “Transaction”). This Transaction is a large and highly complex undertaking that may take a lengthy period of time to complete. Your continued contributions as a part of Applied’s deep and talented leadership team are critical to the Company in order to ensure the successful closing of the Transaction and post-closing planning and integration, while simultaneously leading the continued effective operations of Applied’s business. Applied desires to recognize your continuing dedication to Applied and provide further incentive for you to remain with Applied through and beyond the Transaction with this agreement (the “Agreement”). We are pleased to offer to you the changes to your equity awards and the retention bonus that are described below. In order to accept these changes to your equity awards and the opportunity to earn the retention bonus, please sign and return this Agreement by the deadline indicated below.
1.Performance‑based Equity Awards. Regardless of whether the Transaction is completed, all of your outstanding “performance‑based” equity awards covering shares of Applied’s common stock (“Shares”) that were granted before September 24, 2013 (that is, the awards are subject to performance goals and are referred to as “Performance Awards”), are amended in the following manner. The performance goals automatically will be considered achieved at 100% of target levels so that the target number of Shares under the Performance Awards will become eligible to vest (for details regarding any Total Shareholder Return goal, see below). We refer to this as the “Target Amendment.” This Target Amendment will become effective as of the date three trading days before the Transaction is expected to close (the “Expected Closing”). Alternatively, if the Transaction is terminated without being completed, this Target Amendment still will take effect, on the date that the Transaction is terminated. (The date that the Target Amendment takes effect is the “Target Amendment Date.”) Please note that for the Target Amendment to be effective, your Performance Awards will need to be outstanding on the Target Amendment Date and you will need to remain an employee through the Target Amendment Date.
After the target number of Shares becomes eligible to vest, your amended Performance Awards will vest solely based on your continued employment. This means that if you continue your employment through each applicable vesting date, the Shares under the amended Performance Awards will vest. Your amended Performance Awards will remain subject to all of the other terms and conditions in the Performance Award agreement and the plan under which the Performance Award was granted.

[NAME]
[DATE]

If a Performance Award is subject to a “Total Shareholder Return” (“TSR”) goal and the TSR has been measured (according to the schedule in the applicable Performance Award agreement) (the “TSR Measurement”) on or before the Target Amendment Date, then any additional Shares that became eligible to be earned based on TSR achievement also will become eligible to vest under the Target Amendment, by assuming that the other performance goals are achieved at 100% of target levels. However, if the TSR Measurement is scheduled to occur after the Target Amendment Date, then the TSR goal will be eliminated and any additional Shares that otherwise could have been earned in the future through TSR achievement will be forfeited.
For purposes of this Agreement, (1) a “trading day” refers to any day on which Applied’s common stock is traded on the NASDAQ Global Select Market, and (2) the Expected Closing date will be determined solely in the discretion of the Chair of the Human Resources and Compensation Committee of Applied’s Board of Directors (the “Chair”).
2.Time-based Equity Awards. If the Transaction is completed, all of your outstanding and unvested, “time-based” equity awards covering Shares that were granted prior to September 24, 2013 (the “Time Awards”), also will be amended to provide that the unvested Shares subject to the Time Awards that are scheduled to vest during calendar year 2014 will accelerate vesting as of the date three trading days prior to the Expected Closing. “Time-based” means that the equity award vests solely based on your continued employment. The Time Awards also include your amended Performance Awards (as described in Section 1 above). We refer to this change to the Time Awards as the “Acceleration Amendment” and the date that it takes effect as the “Acceleration Amendment Date.” In order for the Acceleration Amendment to apply, your Time Awards will need to be outstanding as of the Acceleration Amendment Date and be expected to be taxed by Section 4985 of the Internal Revenue Code of 1986, as amended (the “Code”). The Code Section 4985 tax will apply to your Time Awards if, under Code Section 4985, you are expected to be a “disqualified individual” of Applied when the Transaction closes.
As noted above, the Acceleration Amendment will apply to your amended Performance Awards (including with respect to the TSR Measurement) if they meet the requirements in the paragraph immediately above. If the TSR Measurement is scheduled to occur after the Acceleration Amendment Date, then the TSR goal will not be considered achieved for purposes of the Acceleration Amendment so that no accelerated vesting will occur with respect to any additional Shares under the TSR goal. (As described in Section 1 above, any additional Shares under a Performance Award for which the TSR Measurement is scheduled to occur after the Target Amendment Date automatically will be forfeited.)
Please note that the Acceleration Amendment will not occur if for any reason the Transaction is terminated without being completed. Whether you are expected to be a disqualified individual for purposes of the first paragraph in this Section 2 will be determined by the Chair, in its sole discretion. Your amended Time Awards will remain subject to all of the other terms and conditions in the Time Award agreement and the plan under which the Time Award was granted.

[NAME]
[DATE]

3.Retention Bonus. Regardless of whether the Transaction is completed, you are eligible to receive a lump sum cash retention bonus (the “Retention Bonus”). Upon remaining continuously employed with Applied through the earlier of March 31, 2015, or the date that is six months after the closing of the Transaction (the earlier of the dates is referred to as the “Bonus Date”), you will receive the Retention Bonus, equal to [____%] of your annual base salary as in effect on the Bonus Date (less applicable taxes and other required withholdings) within thirty (30) days after the Bonus Date.
4.Assignment. Upon or at any time after the Closing, you may become an employee of Applied’s parent entity or any of its subsidiaries. For purposes of this Agreement, references to your continued employment with Applied will mean employment with Applied, any parent entity of Applied, or any direct or indirect subsidiary of Applied or its parent entity. Applied may assign this Agreement and its rights and obligations to Applied’s parent entity or any other entity within the controlled group that includes Applied and its parent.
5.Section 409A. The payments and benefits under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A (as defined below) so that none of the payments or benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Agreement will be interpreted to be so exempt or otherwise comply with Section 409A. Each payment and benefit under this Agreement is deemed to be a separate payment for Section 409A purposes. You and Applied agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.
6.Tax Consequences. Applied makes no representations or warranties with respect to the tax consequences of any payments or benefits provided under this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and benefits provided under this Agreement and any penalties or assessments related to such taxes (including but not limited to under Section 409A, Code Section 4985, and Code Section 457A).
7.Severability. If any provision of this Agreement is held to be void, voidable, unlawful or unenforceable, the remaining portions of this Agreement will remain in full force and effect.
8.Arbitration of Disputes Relating to Agreement. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach of this Agreement, will be settled exclusively by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) now in effect, which are available online at http://www.adr.org/employment. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction of the matter. The arbitration

[NAME]
[DATE]

will take place in Santa Clara County, California, unless otherwise required by law or ordered by the AAA. The Arbitrator will have full authority to award interim injunctive relief in addition to any and all other appropriate remedies otherwise available to the Arbitrator.
9.Governing Law. Unless otherwise governed by federal law, this Agreement will be governed by and construed in accordance with the laws of the State of California (except for its conflict of laws provisions).
10.Complete Agreement; Modifications. This Agreement contains the entire agreement of the parties with respect to this subject matter, and supersedes all prior and contemporaneous written and oral agreements, discussions, negotiations, understandings or courses of conduct with respect to this subject matter. This Agreement may not be modified or changed in any manner except by a writing executed by you and a duly authorized executive officer of Applied. No party is relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Agreement. Headings used in this Agreement are for convenience only and will not be used to interpret its substantive terms.
To accept this Agreement, please date and sign this letter below where indicated and return it to Greg Lawler. If you do not accept this Agreement by October 18, 2013, this Agreement will not become effective and the changes to your equity awards under Sections 1 and 2 will not become effective and you will not be eligible to earn the Retention Bonus under Section 3.
We greatly appreciate your many contributions to Applied and look forward to your continued efforts towards the effective operations of Applied’s business, successful closing of the Transaction and post-closing planning and integration.
Sincerely,

[AUTHORIZED OFFICER]
Applied Materials, Inc.

By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I have read this Agreement and understand its terms; that I enter into this Agreement knowingly and voluntarily; and that I agree to and accept all of the terms set forth in this Agreement.
Agreed and Accepted:

Date: __________________, 2013	[NAME]

Schedule of Retention Bonus and Equity Award Amendment Agreements

Name	Date of Agreement	Retention Bonus
Gary E. Dickerson	October 9, 2013	N/A
Randhir Thakur	October 18, 2013	352.5%
Robert J. Halliday	October 17, 2013	352.5%
Mary Humiston	October 15, 2013	322.5%
Thomas F. Larkins	October 11, 2013	315.0%
Ali Salehpour	October 17, 2013	315.0%
Omkaram Nalamasu	October 8, 2013	300.0%
Jay Kerley	October 10, 2013	270.0%